UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 23, 2006

CORNERSTONE REALTY FUND, LLC

(Exact name of registrant as specified in its charter)

Maryland	333-121238	33-0827161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1920 Main Street, Suite 400
Irvine, California 92614

(Address of principal executive offices)

(949) 852-1007

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement

We have entered into a definitive agreement (the “Agreement”) to purchase an existing multi-tenant industrial park known as the Shoemaker Industrial Park from First Industrial Harrisburg, L.P., a non-related party, for a purchase price of $9.9 million. As of June 23, 2006, our right to terminate the agreement without penalty expired and our initial deposit became non refundable.

The property consists of approximately 86,084 square feet of leasable space in three single-story buildings located on approximately 4 acres of land in Santa Fe Springs, California. The property is currently 94% leased at an average annual rent of $8.12 per square foot to 21 tenants whose spaces range in size from approximately 1,960 square feet to 13,617 square feet. These tenants operate varying business, including service related businesses, warehouse storage and distribution and manufacturing and light assembly. We believe that low vacancy rates in the Mid-Counties market and the range of tenant suite sizes makes this business park attractive to prospective tenants.

The Shoemaker Industrial Park is situated in the Mid-Counties market between Los Angeles and Orange County, California. The property provides direct access to the major traffic arteries serving the Los Angeles and Long Beach ports and Los Angeles International Airport. This is a mature sub-market with few opportunities for new development. According to Voit Commercial and Colliers International, nine million square feet of industrial space were absorbed in the Los Angeles County market in 2005, with year end vacancy rates at 3%. Colliers International reported that tight market conditions in the last 12 months have led to overall rental rate increases of 10% to 15%.

In connection with the Agreement, we have paid a $150,000 deposit to an escrow, and under the terms of the Agreement, we are obligated to pay certain closing costs, including, but not limited to attorney fees, certain title insurance premiums, survey costs, recording costs and one-half of the escrow charges. The Agreement closing date is June 28, 2006.

Item 2.01 Completion of Acquisition or Deposition of Assets

On June 28, 2006 we closed the purchase of the property described in Item 1.01 above. The information reported in Item 1.01 is incorporated into this Item 2.01 by reference. The acquisition price was $9.9 million plus approximately $6,000 of closing costs (which are not fully determinable at this time). This equates to approximately $115 per square foot of leasable space. We purchased this property for all cash, without debt financing.

One tenant operating a manufacturing and light assembly business occupies approximately 17% of the property and another tenant operating a warehousing and distribution business occupies approximately 15% of the property. No other tenant occupies over 10% of the property. The following table sets forth lease expiration information for the next ten years:

Year Ending Dec 31	No of Leases Expiring	Approx Amount of Expiring Leases (Sq. Feet)	Base Rent of Expiring Leases (Annual $)	Percent of Total Leasable Area Expiring %	Percent of Total Annual Base Rent Expiring

2006	4	23,662	176,393	29.1%	26.7%
2007	8	27,225	198,874	33.5%	30.1%
2008	4	13,593	124,553	16.8%	18.9%
2009	5	16,760	160,248	20.6%	24.3%
2010 and thereafter	—	—	—	—	—

Average annual lease rates and occupancy percentages for the last five years are as set forth below:

Year Ending Dec 31	Average Lease Rate Per Square Foot (Annual $)	Average Annual Occupancy (%)

2005	$8.34	98.86%
2004	$7.64	96.62%
2003	$7.20	92.13%
2002	$5.80	91.87%
2001	$5.31	90.00%

In evaluating this property as a potential acquisition and determining the appropriate amount of consideration to be paid for the property, we considered a variety of factors including overall valuation of net rental income, location, demographics, physical condition, tenant mix, quality of tenants, length of leases, price per square foot, occupancy and analyzed how the property compares to comparable properties in its market.

For federal income tax purposes, the depreciable basis of the property is estimated at approximately $9.1 million which is subject to final adjustment. The depreciation expense will be calculated using the straight-line method, based upon an estimated useful life of 39 years for the building improvement costs and the related lease term for the tenant improvements. Leasing commissions will be amortized over the initial term of the related leases. The real estate tax rate is 1.25%, and annual real estate taxes are projected to be approximately $124,000 for the initial year subsequent to the purchase.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(a)                                  Financial statements of businesses acquired. We will file financial statements relating to the acquisition of the Shoemaker Industrial Park by amendment to this Current Report.

(b)                                 Pro forma financial information. We will file unaudited pro forma financial statements relating to the acquisition of the Shoemaker Industrial Park by amendment to this Current Report.

 (d)          Exhibits.

99.1                           Purchase and Sale Agreement by and between Cornerstone Realty Fund, LLC and First Industrial Harrisburg, LP. dated June 16, 2006

99.2                           Amendment to Agreement of Purchase and Sale by and between Cornerstone Realty Fund, LLC and First Industrial Harrisburg, LP., dated June 19, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE REALTY FUND, LLC

Dated: June 29, 2006	By:	/s/ Terry G. Roussel
Terry G. Roussel,
Chief Executive Officer